SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) March 11, 2002
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                           GENERAL MOTORS CORPORATION
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             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
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(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
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  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
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ITEM 5. OTHER EVENTS

      On March 11, 2002, Hughes Electronics Corporation, a subsidiary of General Motors Corporation (GM) released the following information on Form 10-K under Items 1, 2 and 3. The information is as follows:

        CAUTIONARY STATEMENT FOR PURPOSE OF THE "SAFE HARBOR" PROVISIONS
            OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

   This Annual Report on Form 10-K may contain certain statements that Hughes Electronics Corporation ("Hughes") believes are, or may be considered to be, "forward-looking statements," within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as we "believe," "expect," "anticipate," "intend," "plan," "foresee" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause Hughes' actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Risk factors which could cause actual performance and future actions to differ materially from forward-looking statements made herein include, but are not limited to, economic conditions, product demand and market acceptance, government action, local political or economic developments in or affecting countries where Hughes has operations, ability to obtain export licenses, competition, ability to achieve cost reductions, ability to timely perform material contracts, technological risk, limitations on access to distribution channels, the success and timeliness of satellite launches, in-orbit performance of satellites, loss of uninsured satellites, ability of customers to obtain financing, Hughes' ability to access capital to maintain its financial flexibility and the effects of the strategic transactions that General Motors Corporation and Hughes have entered into as noted in Item 1.

   Additionally, the in-orbit satellites of Hughes and its approximately 81% owned subsidiary, PanAmSat Corporation ("PanAmSat"), are subject to the risk of failing prematurely due to, among other things, mechanical failure, collision with objects in space or an inability to maintain proper orbit. Satellites are subject to the risk of launch delay and failure, destruction and damage while on the ground or during launch and failure to become fully operational once launched. Delays in the production or launch of a satellite or the complete or partial loss of a satellite, in-orbit or during launch, could have a material adverse impact on the operation of Hughes' businesses. With respect to both in-orbit and launch problems, insurance carried by Hughes and PanAmSat, if any, generally does not compensate for business interruption or loss of future revenues or customers. Hughes has, in the past, experienced technical anomalies on some of its satellites. Service interruptions caused by anomalies, depending on their severity, could result in claims by affected customers for termination of their transponder agreements, cancellation of other service contracts or the loss of other customers. For further information regarding PanAmSat's satellites, refer to PanAmSat's Annual Report on Form 10K for the year ended December 31, 2001, filed with the Securities and Exchange Commission on March 11, 2002.

   Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements included in this Annual Report are made only as of the date of this Annual Report and Hughes undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

ITEM 1.  BUSINESS

   Hughes Electronics Corporation ("Hughes Electronics" or "Hughes") is a wholly owned subsidiary of General Motors Corporation ("GM"). Hughes is a Delaware corporation and was incorporated in 1977.

   GM Class H common stock is a "tracking stock" of GM designed to provide holders with financial returns based on the financial performance of Hughes. Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of GM (which includes 100% of the stock of Hughes).

   On October 28, 2001, Hughes and GM, together with EchoStar Communications Corporation ("EchoStar"), announced the signing of definitive agreements that provide for the split-off of Hughes (or a company holding all of the capital stock of Hughes) from GM and the combination of the Hughes business with EchoStar by means of a merger (the "Merger"). The Merger is subject to a number of conditions and no assurances can be given that the transactions will be completed. See further discussion of the Merger in Item 7--"Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions, Investments and Divestitures--Merger Transaction." The financial and other information regarding Hughes contained in this Annual Report do not give any effect to or make any adjustment for the anticipated completion of the Merger.

   Hughes is a leading global provider of digital entertainment, information and communications services and satellite-based private business networks. Hughes has been a pioneer in many aspects of the satellite communications industry, and its technologies have driven the creation of new services and markets and have established Hughes as a leader in each of the markets it serves.

   Hughes provides advanced communications services on a global basis. Hughes has developed a wide range of entertainment, information and communications services for home and business use, including video, data, voice, multimedia and Internet services. Hughes believes that these service businesses have the potential to generate significant growth, profitability and value.

   Hughes' businesses include:
  . DIRECTV, the world's leading digital multi-channel entertainment service, based on the number of subscribers. DIRECTV includes businesses in the United States and Latin America and, with DIRECTV Broadband, Inc. ("DIRECTV Broadband"), formerly known as Telocity Delaware, Inc. ("Telocity"), constitute Hughes' Direct-To-Home Broadcast segment. As of December 31, 2001, DIRECTV had approximately 10.7 million subscribers in the United States and 1.6 million subscribers in Latin America. Average monthly revenue (commonly referred to as average revenue per subscriber or "ARPU") for DIRECTV U.S. subscribers was about $56.10 in 2001, which Hughes believes is the highest video related ARPU in the U.S. multichannel video program distribution ("MVPD") industry. DIRECTV Latin America's ARPU during 2001 was approximately $43 per month which includes about $34 from programming packages and the remaining amount from equipment lease revenues. Hughes believes DIRECTV Latin America's ARPU is among the highest in the region among pay television providers.
  . Hughes Network Systems, the world's leading provider of broadband by satellite services to both consumers and enterprises. Hughes Network Systems ("HNS"), which has more than a 50% share of the global market for very small aperture terminal ("VSAT") private business networks and 101,000 DIRECWAY broadband consumer customers as of December 31, 2001, constitutes the Network Systems segment of Hughes. HNS is one of the two largest manufacturers of DIRECTV(TM) subscriber equipment, having shipped over 8 million units. HNS is also leading the development of SPACEWAY(R), a next-generation satellite-based broadband communications platform that is expected to provide customers with high-speed, two-way data communications on a more cost-efficient basis than systems that are currently available. SPACEWAY is expected to launch service in North America in early 2004.
  . PanAmSat, the owner and operator of one of the world's largest commercial satellite fleets. PanAmSat Corporation ("PanAmSat"), a publicly held company of which Hughes owns approximately 81%, constitutes Hughes' Satellite Services segment. PanAmSat owns and operates 21 satellites that are capable of transmitting signals to geographic areas covering a substantial portion of the world's population. PanAmSat provides satellite capacity for the transmission of cable and broadcast television programming from the content source to the consumer's home or to the cable operator. PanAmSat's satellites serving the U.S. deliver more than 100 of the leading cable television channels to over 10,000 cable head-ends, representing approximately 69 million cable households. PanAmSat's global fleet also serve as transmission platforms for eight direct-to-home services worldwide. In addition, PanAmSat provides satellite services to telecommunications carriers, corporations and Internet service providers ("ISPs"), for the provision of satellite-based communications networks, including private business networks employing VSATs and international access to the U.S. Internet backbone.

Corporate Strategy
   There have been several recent developments and changes in strategy affecting Hughes' businesses that Hughes believes will result in stronger operational and financial performance and help to maximize its opportunity to create shareholder value:
  . New Management and Focus on EBITDA Growth. In 2001, Hughes made important management changes in several key leadership positions. In May 2001, Mr. Jack A. Shaw was named Hughes' Chief Executive Officer (in November he was also named President) and in June 2001, Ms. Roxanne S. Austin was appointed as DIRECTV U.S.'s President and Chief Operating Officer. In addition, Mr. Joseph R. Wright Jr. was named President and Chief Executive Officer of PanAmSat in August 2001.
     Under this new leadership, Hughes has adopted an operating and financial strategy that places a much greater focus on growing the businesses while simultaneously increasing EBITDA ("EBITDA" is defined as operating profit
     (loss), plus depreciation and amortization). For example, the top priority for DIRECTV U.S. is to capitalize on the significant operating leverage resulting from its more than 10 million subscribers to accelerate its EBITDA growth while also adding over 1 million net new subscribers in 2002. Hughes intends to accomplish these goals through improvements in DIRECTV's key operating performance metrics such as reducing subscriber acquisition costs and minimizing churn.
  . Emphasis on Reducing Costs and Cash Requirements. Hughes has also developed new strategies that place a much greater emphasis on reducing costs and cash requirements. For example, during 2001 Hughes announced a nearly 10% company-wide workforce reduction of its approximately 7,900 employees, excluding DIRECTV customer service representatives, located in the United States. As a result of these actions, Hughes expects to achieve significant annual cost savings beginning in 2002. In addition, Hughes has committed to significantly reduce its capital expenditures. For example, PanAmSat has lowered its projected capital requirements over the next five years primarily by reducing the number of new satellites to be built and launched.
     Hughes has also reduced its cash expenditures in many of its less mature businesses. The DIRECTV Broadband and DIRECWAY consumer broadband businesses have significantly lowered their growth targets in order to more appropriately match their business plans with the market opportunity and to reduce cash requirements. Similarly, the DIRECTV Latin America businesses ("DLA") have adopted a more selective growth strategy that has a much greater focus on conserving cash by attaining higher-quality customers with longer-term commitments to the service.
     As a result of these strategies, Hughes expects 2002 cash requirements to be significantly lower than in 2001 and has established a corporate goal to attain positive free cash flow in 2004. Free cash flow is a common term used in the MVPD industry and is defined here as EBITDA less capital expenditures and taxes.
  . Focus on Core Businesses. The new Hughes management team also intends to place a much greater focus on maximizing value through its core businesses. For example, after several years of attempting to grow its business by investing in new diverse initiatives, PanAmSat recently announced that it will focus primarily on its core video and broadcast customers. As part of this strategy, PanAmSat intends to significantly reduce investment in its Internet and streaming media initiative known as NET-36(TM), and will integrate these services into its overall portfolio of video services. In addition, Hughes' DIRECTV Broadband and DIRECWAY consumer businesses will focus more of their marketing efforts on current and prospective DIRECTV video customers. Hughes believes that customers who have both DIRECTV(R) and broadband services will remain customers longer than those customers who only have a video or a broadband service.
  . Focus on Attaining Long-Term Committed Customers. Hughes has recently initiated several plans designed to attract customers that demonstrate higher quality credit characteristics and who will commit to longer-term service agreements. Beginning in the fourth quarter of 2001, all DIRECTV U.S. marketing offers require new customers to commit to 12 months of service in order to qualify for lower equipment prices, lower installation fees or other benefits. Additionally, dealers are provided an incentive to secure the customer's commitment with a credit card. Hughes believes these are important steps to reduce DIRECTV's customer churn in the United States. To reduce churn in Latin America, DIRECTV customers are now provided an incentive to use a credit card to pay activation and monthly service fees as well as to sign up for long term contracts. Additionally, in Latin America dealer payments have been restructured to reward those dealers who attain customers that remain with the DIRECTV service longer. As part of PanAmSat's and HNS's strategy to focus on their core businesses, many of their new business initiatives are directed toward their current "blue-chip" Fortune 500 customers.

Competitive Advantages
   Hughes believes that it has several important competitive advantages in the markets in which it competes. Hughes believes these competitive advantages should enable it to achieve sustainable market leadership positions and accelerate revenue and EBITDA growth. These competitive advantages include:
  . DIRECTV Brand and Service. In the United States, DIRECTV has a leadership position in the U.S. MVPD market, highlighted by:
    . One of the largest MVPD subscriber bases. As of December 31, 2001, DIRECTV U.S. had about 10.7 million subscribers, which Hughes believes makes DIRECTV one of the largest MVPD providers in the United States. Hughes believes that this large subscriber base provides DIRECTV with greater opportunities to obtain programming on favorable terms, secure unique and exclusive programming, and introduce new services.
    . Substantial channel capacity. Currently, DIRECTV has capacity to deliver about 750 digital entertainment channels, including local channels in 41 markets, reaching approximately 60 million television households or 56% of the total market. With the launch of the DIRECTV 5 satellite, DIRECTV expects to add local channels in 10 additional markets by the end of 2002, increasing its reach to about 62% of all television households in the United States.
    . Unique and exclusive programming. DIRECTV offers its customers unique services and programming that are not offered by other multi-channel providers. For example, DIRECTV has been the exclusive small-dish provider of THE NFL SUNDAY TICKET(R) since DIRECTV began service in 1994. In addition, DIRECTV offers its customers a broad array of programming choices including up to 50 pay-per-view movie and event channels, free concerts and special DIRECTV channels that offer sports and movie reviews.
    . A well-developed, robust distribution and installation network. DIRECTV has a comprehensive distribution network, including national retailers such as Blockbuster, Circuit City, Best Buy and Radio Shack and several regional Bell operating companies. In addition, DIRECTV has a network of over 4,000 installers whose principal function is to support all of DIRECTV's Blockbuster and direct sales accounts.
     Hughes also believes that DIRECTV's high-quality digital picture and sound, its extensive variety of programming and its high quality 24-hour customer service provide additional competitive advantages over traditional cable television.
  . Large Existing Customer Base with Direct Digital Interactive and Broadband Links. Hughes believes that its existing large consumer and enterprise customer base will become increasingly valuable as key outlets in which to offer expanded services. Consumers and business enterprises are increasingly demanding the flow of greater amounts of data at higher speeds and in many cases, satellite-based systems are best suited to address this need on a cost-effective basis. Hughes intends to offer these emerging interactive and broadband services to its existing 12.3 million DIRECTV customers in the United States and Latin America, to the more than 400,000 HNS DIRECWAY consumer and enterprise broadband terminals in 85 countries, and to PanAmSat's prestigious customer base including Disney, Viacom and AOL Time Warner.
  . Satellite Technology Advantages. Hughes believes that satellite-based service offerings have inherent competitive advantages over ground-based services for many applications. These include:
    . the ability to broadcast hundreds of channels economically to millions of recipients over very wide geographic areas with little incremental cost per end user;
    . the potential for low cost, two-way communications to areas of low population density; and
    .  the ability to roll-out new infrastructure to a large number of customers quickly.
     Hughes believes that its ability to develop leading satellite technologies has helped it become a leader in each of its businesses, and it intends to continue to develop new technologies to maintain these leadership positions.
  . Market Leadership. Hughes believes that its global leadership positions in its target markets--digital multi-channel entertainment and information, satellite transponder leasing and private business networks--enable it to achieve economies of scale. The entertainment, information and communications services businesses generally are characterized by higher upfront fixed costs with relatively lower variable operating costs. A market leadership position enables some of the costs of developing expanded services, such as infrastructure, to be spread across a larger customer base allowing for a more affordable service for customers and a more profitable service for Hughes.
  . Global Spectrum and Orbital Slots. Operation of an international satellite fleet requires significant international and U.S. regulatory approvals. Hughes considers its regulatory authorization to use desirable broadcast spectrum and its orbital slots to be a competitive advantage. For example, DIRECTV has licenses to broadcast its services from 46 frequencies (out of a total of 96 Direct Broadcast Satellite assigned frequencies) over the continental United States. In addition, Hughes believes that PanAmSat's global transmission capability, especially its ability to transmit signals among many of the world's major regions, utilizing 16 orbital slots as of December 31, 2001, provides it with a competitive advantage over commercial competitors who operate satellite fleets limited to regional coverage.
  . Comprehensive Portfolio of Global Satellite Services. Hughes believes that its presence in several major segments of the entertainment, information and communications services industry provides it with operating synergies and allows it to respond to the latest industry growth trends. Historically, Hughes has leveraged its systems expertise to develop new service businesses such as DIRECTV, satellite transponder leasing, DIRECWAY and SPACEWAY. Hughes believes that the breadth of its services and products positions it to capitalize on the convergence of entertainment, information and the Internet for both individual consumers and business enterprises.

  DIRECTV U.S.

   Overview. DIRECTV launched its direct-to-home television service in the United States in June 1994. DIRECTV provides customers with access to hundreds of channels of digital video and audio programming that is broadcast directly to customers' homes or businesses via high-power geosynchronous satellites. To subscribe to the DIRECTV service, customers purchase or lease the receiving equipment, which, in general, consists of a small 18 inch receiving antenna, a digital set-top receiver and a remote control.

   Subscribers. As of December 31, 2001, DIRECTV had about 10.7 million subscribers, which Hughes believes makes it one of the largest multi-channel entertainment providers in the United States. These subscriber numbers include subscribers who receive DIRECTV direct-to-home services from the National Rural Telecommunications Cooperative ("NRTC") pursuant to a contract between DIRECTV and the NRTC. Under this contract, the NRTC purchased the exclusive right to distribute most services transmitted by DIRECTV from 27 of the 32 frequencies located at the 101 degree west longitude orbital location to customers located in primarily rural areas of the United States, through the useful life of DIRECTV's initial direct-to-home satellite, DIRECTV-1. The NRTC separately contracted with its members and affiliates to provide them with rights to market and sell these services. The NRTC "territories" comprise approximately 9 million of the United States' approximately 107 million television households. The NRTC and its members and affiliates pay DIRECTV a 5% fee on the revenues from these services. DIRECTV has also separately contracted with the NRTC to permit the NRTC and its members to market and sell services, including premium services, transmitted by DIRECTV from the other 5 frequencies located at the 101 degree west longitude orbital location, as well as frequencies located at the 110 degree and 119 degree west longitude orbital locations. With respect to these separately contracted services, the NRTC pays DIRECTV approximately 90% of subscriber revenue generated, with the exception of the Para Todos Spanish language service. For this service the NRTC pays DIRECTV approximately 20% of the subscriber revenue generated. As of December 31, 2001, there were nearly 1.9 million DIRECTV customers in NRTC territories. With approximately 1.5 million subscribers, Pegasus Satellite Television, Inc. is the NRTC's largest affiliate and its territory covers approximately 7.5 million of the 9 million NRTC households.

  Customer Churn. In 2001, DIRECTV's net subscriber churn rate was about 1.7% per month, compared to a reported average monthly churn rate of about 2.5% for the cable television industry. DIRECTV's net subscriber churn for a given period is calculated by dividing the number of subscribers canceling service, net of reconnects, during the period by the total number of subscribers at the end of the period. Recently, DIRECTV has initiated several churn management programs designed to reduce subscriber turnover. During the fourth quarter of 2001, DIRECTV began requiring new customers to commit to purchase 12 months of service in order to qualify for lower equipment prices, lower installation fees or other benefits. DIRECTV believes that the 12-month service commitment will have a meaningful reduction on churn rates because a disproportionate amount of churn occurs during a customer's first year of service. In addition, DIRECTV has implemented a more stringent credit screening process of customers at both the point of purchase and at service activation.

   DIRECTV has also improved its call center operations. During the second half of 2001, DIRECTV added additional customer service representatives and expects to hire more customer service representatives in 2002. DIRECTV has also made significant improvements to its installation network. In 2001, DIRECTV hired additional installers and currently has the capability to install a DIRECTV system within three days of a customer order 90% of the time. As a result of all of these new initiatives, DIRECTV expects to reduce churn and increase customer satisfaction.

   Programming and Enhanced Services. With the December 2001 deployment of the DIRECTV 4S spot-beam satellite, DIRECTV has the capacity to offer about 750 digital channels of programming. At December 31, 2001, DIRECTV offered approximately 125 channels of basic programming, 450 local channels, 31 premium movie channels, 23 regional sports channels, over 30 Spanish language special interest channels, 10 a la carte channels and 50 pay-per-view movie and event channels. DIRECTV also offers more than 36 digital music channels for its customers. With the added capacity provided by DIRECTV 4S, DIRECTV currently meets the "must carry" provision of the Satellite Home Viewers Improvement Act of 1999. The "must carry" provisions obligate DIRECTV and other direct-to-home operators to carry all local channels in any market where the direct-to-home operator broadcasts any local channels. DIRECTV also provides premium sports and other premium programming such as THE NFL SUNDAY TICKET, which allows subscribers, subject to local restrictions, to view every National Football League game played each Sunday during the regular season. DIRECTV is the exclusive small dish provider of THE NFL SUNDAY TICKET through the 2002 season. Hughes believes that DIRECTV's increased channel offerings and large subscriber base provide DIRECTV with a competitive advantage in acquiring subscribers, obtaining programming from leading content providers on favorable terms and generating increased amounts of advertising revenue.

   DIRECTV U.S. provides Spanish language programming through its DIRECTV Para Todos(TM) service. This service was launched nationwide during the first quarter of 2000. DIRECTV Para Todos currently provides programming packages that provide more than 30 Spanish language special interest channels with up to 115 English language channels, including CNN en Espanol, UniVision, GalaVision, TV Chile and other special interest channels. In addition, DIRECTV has a dedicated Spanish-speaking customer call center for subscribers of this service.

   DIRECTV has introduced enhanced TV and interactive service offerings by partnering with other leading companies. The current offerings include:
  . DIRECTV Interactive. These services include data-enhanced programming, e-commerce and interactive advertising. In 2000, DIRECTV, along with Wink Communications, Inc., introduced the Wink(R) service, which enables DIRECTV subscribers to access data-enhanced programming and perform e-commerce transactions via their television and remote control.
  . Digital Video Recorders. DIRECTV service is available with two digital video recorders ("DVRs"), one with TiVo Inc.'s TiVo Personal TV(TM) service and one with Microsoft Corporation's UltimateTV(R) service. These DVRs allow consumers to control the programming they watch by being able to pause and rewind live television, create their own television programming lineup based on their personal preferences and to watch one live program while simultaneously recording another.
  . DIRECTV Broadband Internet Services. In 2002, DIRECTV plans to begin marketing a bundled video and broadband Internet service to current and prospective DIRECTV customers. DIRECTV believes that customers subscribing to multiple services from DIRECTV are more likely to be longer-term customers. Hughes' broadband Internet service is offered terrestrially via a wholly owned subsidiary called DIRECTV Broadband, which employs digital subscriber line ("DSL") technology. DIRECTV also offers a satellite-based broadband service called DIRECWAY(R) which provides fast two-way via satellite connectivity to the Internet. The DIRECWAY service is managed by HNS (See--"Hughes Network Systems" below).

  Average Revenue per Subscriber. In 2001, DIRECTV's ARPU was $56.10 per month, which Hughes believes is the highest video related ARPU in the U. S. MVPD industry. ARPU is calculated by dividing the total reported revenue during a given period by the average number of DIRECTV-owned customers--excluding DIRECTV customers in NRTC territories. DIRECTV believes it is able to achieve its industry-leading video ARPU by offering exclusive programming, such as THE NFL SUNDAY TICKET, and an extensive selection of up to 50 pay-per-view movie and event channels.

   Cost Structure. DIRECTV's primary expenses are programming and customer service costs as well as costs to acquire new subscribers. Like other multi-channel television operators, DIRECTV generally pays for programming based on the number of customers on the DIRECTV platform, and in a significant number of its contracts, has been able to obtain most favored nation ("MFN") clauses in its agreements with programmers. MFN clauses provide that DIRECTV will pay no more for programming than do other multi-channel operators with subscriber bases equal to or less than the size of DIRECTV's subscriber base. In addition, DIRECTV also incurs customer service related costs, which are also highly dependent on the number of DIRECTV subscribers. In total, variable costs related to programming and customer service represented approximately 50% of revenues in 2001, resulting in a 'gross margin' of about 50%.

   Over the next several years, DIRECTV expects to continue to grow its subscriber base. To grow the subscriber base, the company incurs costs to acquire new customers. These subscriber acquisition costs--which include commissions paid to retailers, advertising, subsidies paid to manufacturers of receiving equipment, and consumer promotions (which include benefits such as reduced installation and equipment prices and free programming)--were about $555 per gross subscriber addition in 2001. DIRECTV expects to reduce this number to about $525 in 2002, primarily through the elimination of subsidies paid to manufacturers of DIRECTV(TM) receiving equipment.

   Satellite Fleet and Equipment. DIRECTV currently has a fleet of six satellites, four of which are located at 101 degrees west longitude, one of which is located at 110 degrees west longitude and one of which is located at 119 degrees west longitude. In mid-2002, DIRECTV expects to launch DIRECTV 5 which will replace DIRECTV 6 at 119 degrees west longitude. DIRECTV 6 will then serve as a back-up at 119 degrees west longitude. DIRECTV also expects to launch DIRECTV 7S, a high-powered spot-beam satellite, in the second half of 2003. DIRECTV 7S will be positioned at 119 degrees west longitude and will provide additional capacity enabling DIRECTV to further expand its local channel coverage assuming successful and timely construction and launch and that it is not required to be used for backup capacity in the event that DIRECTV 4S malfunctions. DIRECTV's signals originate from its broadcast facilities in Castle Rock, Colorado and in Los Angeles, California.

   DIRECTV receiving equipment is manufactured by HNS and a number of name brand consumer electronics companies, including RCA/Thomson Consumer Electronics and Philips Electronics. Basic equipment prices paid by consumers have fallen steadily from the initial $699-$899 range in June 1994 to about $49-$99 today. In some instances, retailers offer special promotions whereby the receiving equipment is free to the consumer. Generally, the consumer offer also includes a free basic installation of the DIRECTV receiving equipment.

   Distribution Channels. The DIRECTV service is distributed to consumers through various channels. Both DIRECTV service and equipment are distributed through consumer electronics stores such as Best Buy, Circuit City and Radio Shack and satellite television dealers. In addition, as part of a strategic alliance announced in May 2000, DIRECTV sells its service through Blockbuster's national outlets. Consumers can also purchase DIRECTV equipment through mass merchant channels that have unassisted sales floors such as WalMart, Sam's Club and K-Mart. DIRECTV also has agreements with several regional Bell operating companies to distribute DIRECTV programming and service by bundling it with local phone services. DIRECTV customers can also subscribe to its service through the Internet and through a toll-free telephone number. In those instances, customers can choose to either purchase or lease the receiving equipment and DIRECTV, through its installation network, provides fulfillment and installation of the equipment.

   Competition. DIRECTV faces competition from a number of services, including cable television operators, satellite system operators (both C-band and direct-to-home) and terrestrial wireless operators. The Federal Communications Commission ("FCC") reported in January 2002 that cable television operators currently have approximately 78% of all MVPD television subscribers in the U.S. Many cable operators now offer digital-quality programming that has improved picture quality and greater channel selection compared to traditional analog cable television service. In addition, many cable operators have introduced other services such as high-speed Internet access and telephony to their customers.

DIRECTV Latin America

   Overview. Hughes currently provides DIRECTV service in 28 countries in Latin America and the Caribbean basin via DLA. Introduced in mid-1996, DLA was the first digital direct-to-home broadcast satellite television service available in Latin America and currently has the capacity to provide over 355 digital video channels. Hughes owns about 75% of DLA, with Darlene Investments, LLC owning approximately 21% and Grupo Clarin S.A. ("Clarin") owning the remaining 4%. Local operating companies ("LOC's") manage on-going sales, marketing and customer service functions in their respective localities. Hughes believes that controlling ownership of the LOC's will allow DLA to more effectively implement pan-regional strategic initiatives and manage the day-to-day operations in these key markets. Hughes currently owns (directly or through DLA) a controlling interest in local operating companies in Mexico, Brazil, Argentina and Colombia and is negotiating for control of the LOC's in Venezuela and Puerto Rico.

   Subscribers. As of December 31, 2001, DLA had about 1.6 million subscribers throughout Latin America, representing subscriber growth of approximately 23% from December 31, 2000. DLA is pursuing a more selective growth strategy, based primarily on strong customer acquisition filters such as credit checks and higher upfront fees, which DLA believes will result in new customers with improved credit profiles. While this strategy will result in a reduction in the number of new subscribers DLA attains, this more selective approach is expected to result in lower churn rates and better overall subscriber economics for DLA. As a result of these actions, monthly churn rates have declined from 3.8% in the first quarter of 2001 to 2.5% in the fourth quarter of 2001.

   During 2001, the average revenue per subscriber in the Latin American region was about $43 per month. Approximately $34 was generated from monthly programming subscriptions, with the remainder derived from fees associated with leased equipment. Unlike DIRECTV U.S. where the vast majority of subscribers own their receiving equipment, nearly all of DLA subscribers lease their equipment from DLA.

   Programming. The broad geographic reach of the DLA network enables the company to obtain high quality and sometimes exclusive programming from leading international programming providers. Under long-term programming agreements with HBO Latin America Group and Buena Vista International, Inc., DLA has exclusive rights to direct-to-home distribution of the HBO and Cinemax channels in Brazil and Argentina and The Disney Channel programming in all Latin American markets except Puerto Rico. DLA has entered into agreements with the eight leading U.S. motion picture studios and more than 20 independent motion picture studios for distribution of their products. In addition, DLA's programming includes numerous popular sports, special events, family and other offerings on channels such as ESPN, Discovery, MTV, CNN, BBC, Nickelodeon and USA. DLA enjoys local programming affiliations in each of its markets, including longstanding local alliances with the Cisneros Group in Venezuela and Clarin in Argentina. In 2001, DLA secured the exclusive rights to broadcast and re-sell the FIFA World Cup soccer competitions in 2002 and 2006 in Argentina, Chile, Colombia, Mexico, Uruguay and Venezuela. Because of the World Cup's popularity across Latin America, DLA expects World Cup soccer to be an important differentiator of its service and a key subscriber acquisition tool.

   In Argentina, Brazil, Venezuela and Puerto Rico, DLA has introduced a wide range of multimedia products including interactive television applications such as online information and financial applications, video games, an interactive television program guide, and e-mail applications. DLA believes these Internet-like applications, when bundled with its high quality programming, will be attractive to existing and prospective subscribers. DLA is developing these enhanced technologies in cooperation with leading technology developers and content providers.

   Sales, Marketing & Distribution. LOC's are primarily responsible for sales and marketing efforts that are based on and aimed at local market conditions and characteristics. DLA has established a comprehensive sales and distribution network designed to acquire new subscribers and to provide efficient installation and customer service. The sales force conducts a range of sales activities, including direct sales, retail sales, rural sales and telemarketing.

   DLA enters into arrangements with numerous dealers throughout the region who, in many cases, work exclusively to promote and sell DLA programming, carry and install DLA receiving equipment, and provide the first level of customer service in designated geographic areas. These dealers receive a commission for each sale and a fee for each installation and customer service visit.

   DLA's marketing management team establishes pan-regional marketing policies, conducts research and provides strategic brand direction and coordinates advertising. DLA believes this enables the company to more effectively develop initiatives for addressing issues that are common to all markets and ensure consistent, high quality branding of DIRECTV throughout the region. DLA encourages its local marketing teams to apply their local expertise to develop targeted campaigns that effectively address target subscribers in each country.

   Satellites. DLA leases satellite capacity from PanAmSat (see--"PanAmSat" below). The primary satellite DLA uses, Galaxy VIII-i, was launched in late 1997. In the third quarter of 2000, the Galaxy VIII-i satellite experienced a failure of its primary propulsion system, resulting in a reduction in its useful life to about the fourth quarter of 2002. A second satellite, Galaxy IIIR, which is co-located at the same orbital location, provides primary back-up capacity of 24 transponders to the Galaxy VIII-i satellite. This back-up capacity makes the network on which DLA relies redundant and would allow DLA to continue its programming with minimal disruption to its subscribers. In April, 2001, Galaxy IIIR experienced a failure of its primary spacecraft control processor ("SCP") but has since been operating normally with its back-up SCP. DLA expects to provide additional capacity with Galaxy IIIC and Galaxy VIII-iR, two new satellites which are scheduled for launch in the second and third quarters of 2002, respectively. Galaxy IIIC and Galaxy VIII-iR will replace both Galaxy IIIR and Galaxy VIII-i.

   Competition. In each of DLA's markets, DLA competes primarily with other providers of pay television, who distribute their programming via cable, multichannel multipoint distribution system ("MMDS") or satellite. DLA competes primarily on the basis of programming, price, quality, customer support, brand recognition and reputation; DLA believes that it compares favorably to its competitors in these areas. DLA's principal direct-to-home satellite competitors in the major markets in which it operates are the operating platforms of Sky Global Networks, Inc. DLA competes with Sky Global Networks, Inc. primarily in Brazil, Mexico, Argentina, Chile and Colombia. Affiliates of Sky Global Networks, Inc. have exclusive agreements with the largest local broadcast companies in each of Brazil and Mexico, which currently prevents DLA from gaining access to some important local programming and could impair DLA's ability to attract and retain subscribers in those markets.

Hughes Network Systems

   Overview. HNS is a leading supplier of broadband satellite services and products. HNS designs, manufactures and installs advanced networking solutions for businesses and governments worldwide using VSATs. HNS is a premier broadband products and services company with particular emphasis on providing broadband access. HNS has aligned its services and products into four marketing groups:
Broadband Products and Services, Set-top Box Products, Carrier Services and Products, and SPACEWAY.

   Broadband Products and Services. HNS has sold satellite-based broadband products and services to enterprises since 1987 and to consumers since 1997. The technology for these broadband services has converged recently, allowing HNS to introduce a single DIRECWAY service to both consumers and enterprises. HNS plans to leverage its leading DIRECWAY service network for both the consumer and enterprise markets to introduce new services while reducing infrastructure, network operating, hardware and support costs. HNS believes that these new services and lower costs will increase demand for the DIRECWAY services.

   HNS is the leading supplier of satellite-based VSAT private business networks. Since 1987, HNS has sold more than 300,000 VSAT terminals to a variety of business customers worldwide, including DaimlerChrysler, GM, Ford, Toyota, Chevron, Texaco, Exxon Mobil, Amoco, Wal-Mart, Toys "R" Us, Jack In the Box and Wendy's International. VSATs are typically used by enterprises with a Large number of geographically dispersed locations to provide reliable, scalable and cost effective applications such as credit card verification, inventory tracking and control, and video teleconferencing. More recently, HNS has expanded its service offering to include new services to meet customers' evolving broadband requirements such as Intranet/Internet communications, in-store music and streaming media.

   In 1997, HNS introduced DirecPC, a consumer Internet access service which receives high-speed data transmissions from a satellite through a small dish antenna and transmits data out through a telephone line. In 2001, HNS introduced a "two-way" service marketed under the DIRECWAY brand where the data is both received and transmitted over the satellite through a small transmit/receive dish antenna. For consumers, the advantages of two-way communications are important because it eliminates the need for a second telephone line, eliminates the tedious log-on process by providing an "always-on" connection, and provides faster outbound speeds. DIRECWAY allows consumers to download data and video at speeds of up to 400 kilobits-per-second and send information at speeds between 128 and 256 kilobits-per-second.

   Although DIRECWAY is available to consumers nationwide, HNS expects to focus DIRECWAY's marketing on current and prospective DIRECTV customers as well as the up to 30 million U.S. households that many industry experts predict will never have access to other forms of broadband connections such as cable modems or DSL.

   HNS has entered into marketing alliances with Earthlink and Pegasus Broadband to provide Internet access under the "Powered by DIRECWAY" brand to their customers. These relationships allow HNS to avoid much of the upfront subscriber acquisition cost, while still receiving a share of the consumer's monthly payment. As part of Hughes' 1999 strategic alliance with AOL, the AOL service is available nationwide through the one-way DIRECWAY service. Additionally, the alliance provides AOL with the right to purchase capacity on the new SPACEWAY platform to enable their customers to benefit from next-generation satellite broadband services. As of December 31, 2001, HNS had signed up 101,000 one-way and two-way DIRECWAY consumer customers.

   Set-top Box Products. HNS began manufacturing subscriber equipment for DIRECTV in 1996 and is now a leading supplier of this equipment with over eight million units shipped through December 31, 2001. HNS is able, on short notice, to increase its production of DIRECTV receivers to enable DIRECTV to meet subscriber demand. HNS intends to continue helping DIRECTV meet its objectives through the production of DIRECTV receiving equipment including HDTV set-top boxes, Wink-enabled set-top boxes and multi-satellite receiving equipment for local channels in certain DIRECTV markets.

   Carrier Services and Products. HNS believes that its advanced technology and extensive experience position it to be a leading provider of satellite-based communications equipment and services. In recent years, HNS has been awarded contracts to deliver ground equipment and handsets for the Thuraya and Inmarsat mobile telephony businesses, and terrestrial repeaters for XM Satellite Radio. HNS intends to continue in this market on an opportunistic basis by leveraging its technology and system integration leadership.

   SPACEWAY. As part of its broadband strategy, Hughes intends to make a total capital investment of approximately $1.8 billion for the SPACEWAY North American market. As of December 31, 2001, approximately $1.0 billion of the total had been spent on the SPACEWAY system, which will consist of three satellites built by Boeing Satellite Systems ("BSS"), and will utilize ground stations and small satellite antennas designed by HNS.

   SPACEWAY, which is expected to begin service in early 2004, will offer high-speed "bandwidth-on-demand" to provide customers with the ability to transmit and receive via satellite any combination of data, video, audio, and multimedia while paying only for the amount of bandwidth they use. Utilizing the Ka-band spectrum, the SPACEWAY platform will have additional features such as spot-beam technology and on-board processing that allow SPACEWAY to efficiently reuse spectrum and provide peer-to-peer applications like video conferencing, distance learning and telemedicine.

   Utilizing its expertise in private business networks, the consumer broadband partnerships and advanced ground-based communications technology, HNS plans to offer new broadband services via the SPACEWAY platform to a wide range of customers, including its "blue-chip" customer base and its existing and prospective DIRECTV and DIRECWAY customers. Additionally, in 2001, HNS launched the Peer-to-Peer Application Center of Excellence and the Hughes Broadband Alliance. First to join the Alliance were Sun Microsystems, Inc., and Polycom, Inc. These and other alliance partners will assist in developing the next generation of services and applications for use on the SPACEWAY platform.

   Competition. HNS faces global competition in the enterprise VSAT market, principally from Gilat Satellite Networks Ltd., and ViaSat Inc., as well as from competitors employing terrestrial technologies such as frame relay and fiber. The consumer DIRECWAY business faces competition from satellite providers and from other terrestrial providers like cable companies (using cable modems) and the regional bell operating companies (using DSL technology). HNS faces competition from RCA/Thomson Consumer Electronics, Sony Corporation and Royal Philips Electronics in the sale of DIRECTV set-top products. HNS believes it can compete effectively in each of these markets based upon its advanced technology, experience in these markets and the partnerships it has developed.

PanAmSat

   Overview. PanAmSat, which is approximately 81% owned by Hughes, is a leading global provider of video, broadcasting and network services through satellites. PanAmSat is traded on the NASDAQ(R) stock market under the ticker symbol "SPOT." PanAmSat leases capacity on its satellites, which it owns and operates, to deliver entertainment and information to cable television systems, television broadcast affiliates, direct-to-home television operators, Internet service providers, telecommunications companies and other corporations. PanAmSat's customers consist of some of the world's leading media and communications companies, including AOL Time Warner (which includes Home Box Office and Turner Broadcasting), AT&T Broadband, the BBC, News Corp. (Fox Family of Channels), Sony, Viacom (which includes MTV and Nickelodeon) and Disney (which includes ABC and ESPN).

   PanAmSat owns and operates 21 satellites in 16 orbital slots that include approximately 870 transponders with an equivalent of 36 megahertz of bandwidth per transponder. At December 31, 2001, PanAmSat was utilizing approximately 70% of its useable and available transponders, which excludes transponders dedicated for backup to customers and those unavailable for regulatory or technical reasons. One of PanAmSat's strategies is to pursue additional revenue opportunities by cross-selling incremental services to its existing customers and by pursuing new customers in new markets to absorb unutilized capacity. This strategy requires minimal incremental costs and no significant additional capital expenditures.

   PanAmSat's fleet of spacecraft makes it one of the world's largest commercial geostationary earth orbit or "GEO" satellite networks, capable of reaching over 98% of the world's population. It is one of only a few companies capable of servicing a global footprint through an owned fleet of satellites. PanAmSat also has one of the most sophisticated ground infrastructure networks available to support the needs of its customers. PanAmSat owns teleports in six U.S. locations, each of which provides transmission, monitoring and control services for operating its fleet. PanAmSat leases such services outside of the United States to support the remainder of its worldwide satellite fleet.

   Part of PanAmSat's growth strategy is to expand into new markets. PanAmSat has positioned certain satellites to cover markets that it has been granted access to and markets which have a poor telecommunications infrastructure. Additionally PanAmSat has satellites with coverage of markets in which prior regulations may have prevented penetration by satellite communications companies. Upon gaining access to these markets through liberalized regulations, joint ventures or a combination of the two, PanAmSat will have the infrastructure in place to begin servicing new customers and grow its business. For example, Mexico, Brazil and India present opportunities for this kind of business expansion.

   PanAmSat expects to add additional satellites as part of its construction and launch strategy. The additional satellites are intended to meet expected demand, replace capacity affected by satellite anomalies, and provide added backup to existing capacity. In connection with this strategy, six satellites have been successfully launched since December 1999 and six additional satellites are currently under construction. PanAmSat expects to launch two of these satellites in 2002, two in early 2003, and one to replace Galaxy IR prior to the end of its useful life in 2006. The sixth satellite will be available as a replacement or in-orbit spare.

   As a provider of fixed satellite services, PanAmSat operates in the most mature segment of the satellite communications business, characterized by steady and predictable revenue streams, strong cash flows from operations, significant revenue backlog and high barriers to entry. PanAmSat derives its revenue primarily from its video and network services businesses. At December 31, 2001, PanAmSat had contracted backlog of approximately $5.8 billion, which compares to $6.0 billion at December 31, 2000.

   Cost Structure. PanAmSat enters into contracts with satellite manufacturers for the construction of its satellites. These contracts typically require that PanAmSat make progress payments during the period of the satellite's construction and orbital incentive payments over the orbital life of the satellite. These and related costs are capitalized and depreciated over the useful life of the satellite, which is typically 12 to 15 years. Satellite depreciation commences as soon as the satellite is placed into commercial operation. Satellite depreciation is typically the largest component of PanAmSat's overall costs and expenses.

   The other major operating expenses for PanAmSat are direct operating costs and selling, general and administrative ("SG&A") costs. Direct operating costs are primarily comprised of costs to operate and maintain the satellites such as engineering and operations costs, in-orbit insurance costs and third party charges generally associated with the provision of special events and incidental services. Direct operating costs totaled approximately 18% of total revenue in 2001. SG&A costs primarily consist of sales and marketing expenses, salaries and benefits and corporate and administrative expenses. SG&A costs totaled approximately 13% of total revenue in 2001. PanAmSat achieved an EBITDA margin of 66.7% in 2001, which included these direct operating and SG&A costs. PanAmSat is committed to reducing its operating cost structure in order to improve operating efficiency. In the third and fourth quarters of 2001, PanAmSat streamlined operations, reduced headcount and general operating expenses, which is expected to result in savings beginning in 2002.

   Video Services. Through its video services business, PanAmSat provides satellite services for the transmission of entertainment, news, sports and educational programming worldwide. PanAmSat currently provides video services to over 300 content providers worldwide. Its video services business is comprised of four categories:
  . video distribution services--the full-time transmission of television programming to cable systems, network affiliates and other redistribution systems;
  . direct-to-home television services--the transmission of multiple television channels for household reception;
  . full-time contribution services--satellite transmission services for the full-time transmission of news, sports and entertainment segments to network affiliates or broadcast centers around the world; and
  . special events services--short-term satellite services that PanAmSat provides to broadcasters when they need on-the-scene coverage of sporting events and breaking news.

   PanAmSat's video services business has been the most stable component of its business, characterized by predictable revenues from its media customers under long-term contracts. Part of PanAmSat's strategy is to utilize the relationships PanAmSat has built with premier video content providers as a powerful marketing tool for obtaining new business. Because PanAmSat has premier programmers, such as AOL Time Warner, Disney and Viacom, under long-term agreements for capacity on particular satellites, PanAmSat has been able to attract additional programmers onto these satellites and charge higher rates for additional capacity on these satellites. Other content providers have been willing to pay higher rates to leverage the existing ground infrastructure already aimed at PanAmSat's satellites. In this way, other content providers access the same audience receiving an existing lineup of premier programming.

   As leading media companies have come to rely on PanAmSat's satellites to distribute their content, PanAmSat's network has become one of the largest global video distribution platforms available today. PanAmSat's satellite fleet in the U.S. delivers more than 100 of the leading cable television channels to over 10,000 cable head-ends, representing approximately 69 million cable households. In addition, PanAmSat's satellites provide direct-to-home television services to eight direct-to-home platforms worldwide making PanAmSat one of the largest third-party providers of direct-to-home television services. PanAmSat's strong market presence in video services has enabled it to enter into long-term contracts with its customers, many of which include favorable pricing. At December 31, 2001, PanAmSat's video services contracted backlog was approximately $4.8 billion, or 83%, of total contracted backlog.

   Network Services. Through PanAmSat's network services business, PanAmSat provides satellite services for relaying voice, video and data communications around the world. PanAmSat currently provides network services to over 35 telecommunications carriers and multinational corporations in 40 countries. PanAmSat's network services business comprises three categories:
  . private business networks--secure, high speed corporate data networks used in a variety of business functions;
  . Internet services--offered to content providers and Internet service providers for improved high data rate Internet backbone trunking and backhauling and point-to-multipoint content distribution; and
  . carrier services--offered to telecommunications carriers to provide voice, video or data communications networks for businesses, governments and other users.

   PanAmSat views its network services business as a major contributor to its future growth. The network services business remains one of the fastest growing segments within satellite telecommunications, with the transport of Internet protocol content and streaming media applications generally regarded as the primary drivers of growth. Because PanAmSat's space and ground network is designed to broadcast streaming media content to multiple locations in an efficient manner, PanAmSat's strategy is to capture a meaningful share of the anticipated growth in these areas. At December 31, 2001, PanAmSat's network services contracted backlog was approximately $970 million, or 17% of total contracted backlog.

   Telemetry,Tracking and Control and Other Services. In addition to the telemetry, tracking and control ("TT&C") services PanAmSat provides for 17 of its satellites, PanAmSat also provides TT&C services for six satellites owned by other satellite operators. PanAmSat also offers in-orbit backup service, reserving transponder capacity for certain customers. At December 31, 2001, PanAmSat's TT&C and other services' contracted backlog was approximately $40 million.

   Competition. PanAmSat primarily competes with companies and organizations that own or utilize satellite or ground-based transmission facilities. Satellite operators include:
  . global competitors such as Intelsat Ltd. and SES Global S.A., and . regional operators expanding globally, such as Loral Space and
     Communications, Ltd., New Skies Satellites N.V.; and numerous other regional operators and governments.

Acquisitions, Strategic Alliances and Divestitures

   Due to rapid growth in the entertainment and telecommunications industries, and increasing competitive pressures, Hughes reviews its competitive position on an ongoing basis and from time to time considers various acquisitions, strategic alliances and divestitures in order to continue to compete effectively, improve its financial results, grow its business and allocate its resources efficiently. Hughes believes that the formation of strategic partnerships with other firms helps to bring together the necessary expertise, such as distribution, market knowledge and technology, to address competitive pressures and meet new market demands. Hughes also considers periodically making equity investments in companies with which Hughes can jointly provide services to its customers. The terms of the Hughes/EchoStar merger agreement, as well as certain of Hughes' financing arrangements, contain limitations on Hughes' ability to acquire and dispose of assets, as well as its ability to enter into strategic alliances. Hughes' ability to take these actions may require the consent of EchoStar, Hughes' lenders or both. If Hughes determines to acquire or dispose of assets, or enter into a strategic alliance, there can be no assurance that Hughes will be able to obtain such consent, if required. In addition, if the Hughes/EchoStar merger is not completed, Hughes may be adversely affected and, therefore, may be unable to pursue acquisitions, strategic alliances or divestitures that it might otherwise have entered into. For more information on the risks associated with the failure to complete the Hughes/EchoStar merger, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions, Investment and Divestitures--Merger Transaction."

Regulation

   Various aspects of Hughes' businesses are subject to federal and state regulation. Noncompliance with these regulations could result in the suspension or revocation of Hughes' licenses or registrations, the termination or loss of contracts or the imposition of contractual damages, civil fines or criminal penalties.

   DIRECTV's business is subject to regulation by the FCC. These regulations govern, among other things, the authorization to license the use of orbital slots for the delivery of digital television signals.

   The satellite industry is highly regulated both in the United States and internationally. Hughes is generally subject to the regulatory authority of the U.S. government and the regulatory authority of other countries in which it operates. The ownership and operation of Hughes' satellite systems is regulated by the FCC primarily for:
  . the licensing of satellites and earth stations;
  . avoidance of interference with other radio stations; and . compliance with FCC rules governing U.S.-licensed satellite systems.

  The FCC grants authorizations to satellite operators that meet its legal, technical and financial qualification requirements. Under the FCC's financial qualification rules, an applicant must demonstrate that it has sufficient funds to construct, launch, and operate each requested satellite for one year. Under the FCC's rules, unless an applicant has received an authorization to launch and operate a satellite, it must notify the FCC in writing prior to commencing satellite construction, and any construction engaged in is at the applicant's own risk.

  Additionally, Hughes may be required to obtain licenses in other countries to provide services in or connected to the country. Foreign laws and regulatory practices governing the provision of satellite services to licensed entities and directly to end users vary substantially. Hughes is required by international rules to coordinate the use of the frequencies on its satellites with other satellite operators who may interfere with Hughes or who may suffer interference from Hughes. Hughes may also be subject to national communications and/or broadcasting laws with respect to its provision of international satellite service.

Research and Intellectual Property

   The ability to continue to generate technological innovations is important to Hughes' long-term business strategy. The continued development of new technologies may provide new and improved products that will continue to fuel business opportunities. Research and development is carried on in each of Hughes' business units in connection with ongoing product improvement efforts.

   Hughes utilizes a large number of patents and trademarks which are held by Hughes or its affiliates. Hughes believes that, in the aggregate, the rights existing under such patents, trademarks and licenses are important. Hughes believes that its competitive position is dependent on research, engineering and production capabilities. Hughes actively pursues patent and trademark protections of its technological and engineering innovations, and actively pursues enforcement of its intellectual property rights.

Environmental Regulation

   Hughes is subject to the requirements of federal, state, local and foreign environmental and occupational safety and health laws and regulations. These include laws regulating air emissions, water discharge and waste management. Hughes has an environmental management structure designed to facilitate and support its compliance with these requirements, and attempts to maintain complete compliance with all such requirements. Hughes has made and will continue to make capital and other expenditures to comply with environmental requirements. Hughes does not, however, expect capital or other expenditures for environmental compliance to be material in 2002 and 2003. Environmental requirements are complex, change frequently and have become more stringent over time. Accordingly, Hughes cannot provide assurance that these requirements will not change or become more stringent in the future in a manner that could have a material adverse effect on Hughes' business.

   Hughes is also subject to environmental laws requiring the investigation and cleanup of environmental contamination at facilities it formerly owned or operated or currently owns or operates or to which it sent hazardous wastes for treatment or disposal. Hughes is aware of contamination at one of its former sites. Hughes believes it has adequately provided for the expected cost of environmental investigation and cleanup.

Segment Reporting Data

   Operating segment and principal geographic area data for 2001, 2000 and 1999 are summarized in Note 19 of the Notes to the Consolidated Financial Statements in Part II, and are incorporated herein by reference.

Other

   As of December 31, 2001, Hughes and its subsidiaries had approximately 13,700 employees.

ITEM 2.  PROPERTIES

   As of December 31, 2001, Hughes Electronics Corporation had approximately 67 locations operating in 17 states and 43 cities in the United States and approximately 60 additional locations in 42 cities in approximately 18 countries outside the United States. At such date, Hughes owned approximately 1.4 million square feet of space and leased an additional 2.7 million square feet of space.

ITEM 3.  LEGAL PROCEEDINGS

   (a) Material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which Hughes Electronics Corporation ("Hughes") became, or was, a party during the year ended December 31, 2001 or subsequent thereto, but before the filing of this report are summarized below:

   On June 3, 1999, the National Rural Telecommunications Cooperative ("NRTC") filed a lawsuit against DIRECTV, Inc. and Hughes Communications Galaxy, Inc., which Hughes refers to together in this description as "DIRECTV," in the U.S. District Court for the Central District of California, alleging that DIRECTV breached its DBS Distribution Agreement with the NRTC. The DBS Distribution Agreement provides the NRTC with certain distribution rights, in certain specified portions of the United States, for a specified period of time, with respect to DIRECTV(R) programming delivered over 27 of the 32 frequencies at the 101(degrees) west longitude orbital location. The NRTC claims that DIRECTV has wrongfully deprived it of the exclusive right to distribute programming formerly provided by United States Satellite Broadcasting Company, Inc. ("USSB") over the other five frequencies at 101(degrees), and seeks recovery of related revenues from the date USSB was acquired by Hughes. DIRECTV denies that the NRTC is entitled to exclusive distribution rights to the former USSB(R) programming because, among other things, the NRTC's exclusive distribution rights are limited to programming distributed over 27 of the 32 frequencies at 101(degrees). The NRTC also pled, in the alternative, the right to distribute former USSB programming on a non-exclusive basis, but stipulated to dismiss this claim without prejudice on August 25, 2000. DIRECTV maintains that the NRTC's right under the DBS Distribution Agreement is to market and sell the former USSB programming as its non-exclusive sales agent and that NRTC is not entitled to the additional claimed revenues. DIRECTV intends to vigorously defend against the NRTC claims. DIRECTV also filed a counterclaim against the NRTC seeking a declaration of the parties' rights under the DBS Distribution Agreement.

   On August 26, 1999, the NRTC filed a second lawsuit in the U.S. District Court for the Central District of California against DIRECTV alleging that DIRECTV has breached the DBS Distribution Agreement. In this lawsuit, the NRTC is asking the Court to require DIRECTV to pay the NRTC a proportionate share of unspecified financial benefits that DIRECTV derives from programming providers and other third parties. DIRECTV denies that it owes any sums to the NRTC on account of the allegations in these matters and plans to vigorously defend itself against these claims or this claim. On June 21, 2001, the Court permitted the NRTC to amend the action to also seek an exclusive right to distribute in its territories, and to retain revenues from, "Advanced Services," which the NRTC defines to include services such as Wink, TiVo, Ultimate TV and AOL-TV. DIRECTV denies that the NRTC is entitled to exclusive distribution rights to the so-called Advanced Services because, among other things, the services are not services transmitted by DIRECTV over the 27 frequencies as to which the NRTC has contractual rights.

   Pegasus Satellite Television, Inc. ("Pegasus") and Golden Sky Systems, Inc. ("Golden Sky"), the two largest NRTC affiliates, filed an action on January 11, 2000 against DIRECTV in the U.S. District Court for the Central District of California. The plaintiffs alleged, among other things, that DIRECTV has interfered with their contractual relationship with the NRTC. The plaintiffs alleged that their rights and damages are derivative of the rights and damages asserted by the NRTC in its two cases against DIRECTV. The plaintiffs also alleged that DIRECTV misused their subscriber information, and interfered with their contractual relationships with manufacturers and distributors by preventing those parties from selling receiving equipment to the plaintiffs' dealers. On October 19, 2000, Golden Sky agreed to dismiss its equipment-related claims with prejudice. DIRECTV denies that it has wrongfully interfered with any of the plaintiffs' business relationships and will vigorously defend the lawsuit. DIRECTV filed a counterclaim on March 9, 2001, seeking judicial declarations that the contracts between Pegasus and the NRTC, and Golden Sky and the NRTC, do not include rights of first refusal and will terminate when the DIRECTV-1 satellite is removed from orbit. On June 21, 2001, the Court permitted Pegasus and Golden Sky to amend their complaint to seek an exclusive right, also derivative from the NRTC's claimed right, to distribute in their territories, and to retain revenues from, the "Advanced Services." DIRECTV denies that Pegasus and Golden are entitled to exclusive distribution rights to the so-called Advanced Services because, among other things, the services are not services transmitted by DIRECTV over the 27 frequencies as to which the NRTC and derivatively, Pegasus and Golden Sky, have contractual rights.

   A class action suit was filed in the U.S District Court for the Central District of California against DIRECTV on behalf of the NRTC's participating members on February 29, 2000. The Court certified a class on December 29, 2000. The class asserted claims identical to the claims that were asserted by Pegasus and Golden Sky in their lawsuit against DIRECTV, described in the preceding paragraph. Similar to Golden Sky, however, the class has dismissed its equipment-related claims without prejudice. DIRECTV filed counterclaims against the class identical to those filed against Pegasus and Golden Sky as described above. On June 21, 2001, the class was also permitted to amend its complaint to seek an exclusive right, derivative from the NRTC's claimed right, to distribute in their territories, and to retain revenues from, the "Advanced Services." DIRECTV denies that the class is entitled to exclusive distribution rights to the so-called Advanced Services because, among other things, the services are not services transmitted by DIRECTV over the 27 frequencies as to which the NRTC and derivatively, the class, have contractual rights.

  On February 1, 2001, the NRTC filed a third lawsuit in the U.S. District
Court for the Central District of California against DIRECTV, seeking a declaration from the court that it is not required to defend and indemnify DIRECTV for the Pegasus and Golden Sky and class action lawsuits. The NRTC has been paying and continues to pay DIRECTV's legal fees in those matters under protest. DIRECTV filed a counterclaim on February 21, 2001 seeking a declaratory judgment that the NRTC is indeed responsible for the defense and indemnity of DIRECTV.

   On September 19, 2001, the NRTC filed a fourth lawsuit against DIRECTV in the U.S. District Court of the Central District of California, seeking a declaration from the Court that the NRTC is not required to defend and indemnify DIRECTV for the Pegasus Development Corporation and Personalized Media Communications, LLC
v. DIRECTV, et al. lawsuit pending in the U.S. District Court for the District of Delaware. The NRTC has been paying and continues to pay DIRECTV's legal fees in that matter under protest. DIRECTV filed a counterclaim on October 26, 2001 seeking a declaratory judgment that the NRTC is indeed responsible for the defense and indemnity of DIRECTV.

   The U.S. District Court for the Central District of California has consolidated for purposes of discovery each of the NRTC, Pegasus and Golden Sky and class action lawsuits, but has not determined if the cases will be consolidated for trial. A trial date in December 2002 has been set in the first NRTC case. An amount of loss, if any, cannot be estimated at this time in the NRTC, Pegasus and class action litigation.

                                    *  *  *

   General Electric Capital Corporation ("GECC") and DIRECTV entered into a contract on July 31, 1995, in which GECC agreed to establish and manage a private label consumer credit program for consumer purchases of hardware and related DIRECTV(R) programming. Under the contract, GECC also agreed to provide certain related services to DIRECTV, including credit risk scoring, billing and collections services. DIRECTV agreed to act as a surety for loans complying with the terms of the contract. Hughes guaranteed DIRECTV's performance under the contract. A complaint and counterclaim were filed by the parties in the U.S. District Court for the District of Connecticut concerning GECC's performance and DIRECTV's obligation to act as a surety. A trial commenced on June 12, 2000 with GECC presenting evidence to the jury for damages of $157 million. DIRECTV sought damages from GECC of $45 million. On July 21, 2000, the jury returned a verdict in favor of GECC and awarded contract damages in the amount of $133.0 million. The trial judge issued an order granting GECC $48.5 million in interest under Connecticut's offer-of-judgment statute. With this order, the total judgment entered in GECC's favor was $181.5 million. Hughes and DIRECTV filed a notice of appeal on December 29, 2000. Oral argument on the appeal was heard on October 15, 2001 by the Second Circuit Court of Appeals. While the appeal is pending, post-judgment interest on the total judgment is accruing at a rate of 6.241% per year, compounded annually, from the date judgment was entered in October 2000. Hughes and DIRECTV believe that it is reasonably possible that the jury verdict will be overturned and a new trial granted.

                                    *  *  *

   DIRECTV filed suit in California State Court, Los Angeles County, on June 22, 2001 against Pegasus and Golden Sky (referred to together as "Defendants") to recover monies (currently approximately $60 million) that Defendants owe DIRECTV under the parties' Seamless Marketing Agreement, which provides for reimbursement to DIRECTV of certain subscriber acquisition costs incurred by DIRECTV on account of new subscriber activations in Defendants' territory. Defendants had ceased making payments altogether, and indicated that it did not intend to make any further payments due under the Agreement. On July 13, 2001, Defendants sent notice of termination of the Agreement and on July 16, 2001, Defendants answered DIRECTV's complaint and filed a cross complaint alleging counts of fraud in the inducement, breach of contract, breach of the covenant of good faith and fair dealing, intentional interference with contractual relations, intentional interference with prospective economic advantage and violation of California Bus. and Prof. Code 17200. The latter three counts duplicate claims already asserted by Defendants in the above-referenced federal court litigation. Defendants seek an unstated amount of damages and punitive damages. DIRECTV denies any liability to Defendants, and intends to vigorously pursue its damages claim against Defendants and defend against Defendants' cross claims. Defendants removed the action to federal district court, Central District of Los Angeles, where it has been transferred to the judge hearing the other, above-referenced litigation, and consolidated therewith for purposes of discovery.

                                    *  *  *

   There had been a pending grand jury investigation into whether Hughes should be accused of criminal violations of United States export control laws arising out of the participation of two of its employees on a committee formed to review the findings of Chinese engineers regarding the failure of a Long March rocket in China in 1996. On January 7, 2002, the U.S. Department of Justice advised Hughes that it would not prosecute Hughes or any of its current or former employees in connection with the activities of the committee or any other matters that were under investigation by the Grand Jury. As a result, Hughes is no longer at risk of criminal prosecution for any of these matters. However, Hughes remains subject to the authority of the U.S. State Department to impose sanctions for non-criminal violations of the Arms Export Control Act. The possible civil sanctions could include fines as well as debarment from various export privileges and participating in government contracts. On October 6, 2000, Hughes completed the sale of its satellite systems manufacturing businesses ("Satellite Businesses") to The Boeing Company ("Boeing"). In that transaction, Hughes retained liability for certain possible fines and penalties and certain financial consequences of debarment related to the business now owned by Boeing should the State Department impose such sanctions against the Satellite Businesses. Hughes does not expect sanctions imposed by the State Department, if any, to have a material adverse effect on Hughes.

                                    *  *  *

   In connection with the 2000 sale by Hughes of its satellite systems manufacturing businesses to Boeing, the stock purchase agreement provides for potential adjustment to the purchase price based upon the final closing date financial statements of the satellite systems manufacturing businesses. The stock purchase agreement also provides for an arbitration process to resolve any disputes that arise in determining the purchase price adjustment. Based upon the final closing date financial statements of the satellite systems manufacturing businesses that were prepared by Hughes, Boeing is owed a purchase price adjustment of $164 million plus interest from the date of sale, the total amount of which has been provided for in Hughes' financial statements. However, Boeing has submitted additional proposed adjustments, of which about $750 million remain unresolved. Hughes believes that these additional proposed adjustments are without merit and intends to vigorously contest the matter in the arbitration process which will result in a binding decision unless the matter is otherwise settled. Although Hughes believes it has adequately provided for the disposition of this matter, the impact of its disposition cannot be determined at this time.

                                    *  *  *

   Nine purported class actions are pending in state courts, five in Delaware (Wurzel v. Cornelius, et al., Selden Realty Association, Inc. v. Hughes, et al., Weilheimer v. Cornelius, et al., Kopelman v. Cornelius, et al., Lerner v. Cornelius, et al.), three in California (Salamone v. Hughes Electronics Corporation, et al., Brody v. Hughes, et al., Lieberman v. Hughes, et al.) and one in New York (Krim v. General Motors Corporation, et al.) on behalf of owners of GM Class H shares, against Hughes and the Hughes directors. General Motors Corporation ("GM") is a also a defendant in the Delaware cases. The lawsuits allege that The News Corporation Limited had been favored as a bidder to purchase Hughes over EchoStar Communications Corporation ("EchoStar") to benefit GM in violation of alleged fiduciary duties. Subsequently, an agreement, subject to regulatory approvals, was reached to merge Hughes and EchoStar. The five Delaware cases have been consolidated, two of the California cases have been stayed and plaintiff has requested dismissal of the third. None of the cases has been certified as a class action. GM, Hughes and the Hughes directors intend to vigorously defend these cases.

                                    *  *  *

   On September 7, 2000, a putative class action was commenced against DIRECTV, Inc., Thomson Consumer Electronics, Inc., Best Buy Co., Inc., Circuit City Stores, Inc. and Tandy Corporation, Inc. in the U.S. District Court in Los Angeles. The named plaintiffs purport to represent a class of all consumers who purchased DIRECTV equipment and services at any time from March 1996 to September 1, 2000. The plaintiffs allege that the defendants have violated federal and California antitrust statutes by entering into agreements to exclude competition and force retailers to boycott competitors' products and services. The plaintiffs seek declaratory and injunctive relief, as well as unspecified damages, including treble damages. DIRECTV believes that the complaint is without merit and intends to vigorously defend against the allegations raised therein. DIRECTV successfully stayed the case pending resolution of relevant issues in the antitrust suit brought by EchoStar as described below. Since the EchoStar case was dismissed, the stay of this lawsuit was lifted. DIRECTV's motion to compel arbitration pursuant to the DIRECTV customer agreement is now pending before the court. An amount of loss, if any, cannot be estimated at this time.

                                    *  *  *

   In April 2001, Robert Garcia, doing business as Direct Satellite TV, a DIRECTV dealer, instituted arbitration proceedings with DIRECTV with the American Arbitration Association in Los Angeles, California regarding his commissions and certain chargeback disputes. The parties have been proceeding with the arbitration, though no hearing date has been set. On October 4, 2001, Mr. Garcia filed a class action complaint against DIRECTV and Hughes in Los Angeles Superior Court asserting the same chargeback/commissions claims and a Consumer Legal Remedies Act claim. Mr. Garcia alleges $300 million in class-wide damages and seeks certification of a class of plaintiffs to proceed in arbitration with court oversight. DIRECTV and Hughes do not believe that the court has jurisdiction to order or oversee the class-wide arbitration, and will move to dismiss the complaint. DIRECTV and Hughes will vigorously defend against these allegations and seek to enforce the arbitration agreement. An amount of loss, if any, cannot be estimated at this time.

                                    *  *  *

   On May 18, 2001, in Oklahoma State Court, plaintiffs Cable Connection, Inc., TV Options, Inc., Swartzel Electronics, Inc. and Orbital Satellite, Inc. filed a class action complaint against DIRECTV and Hughes. All four plaintiffs are DIRECTV dealers (three residential and one commercial), who allege claims ranging from breach of contract to fraud, promissory estoppel, antitrust and unfair competition claims. The plaintiffs seek unspecified damages and injunctive relief. They claim to be bringing the complaint on behalf of all DIRECTV dealers, including former PRIMESTAR and USSB dealers. On August 17, 2001, DIRECTV and Hughes successfully stayed the case and the court ordered the individual plaintiffs to pursue their claims in arbitration pursuant to the arbitration clause in each of the dealer's contracts with DIRECTV. None of the plaintiffs has yet instituted arbitration proceedings.

                                    *  *  *

   On December 5, 2000, PMC and Pegasus Development Corporation filed suit in U.S. District Court for the District of Delaware against DIRECTV, Hughes, Thomson Consumer Electronics, Inc. and Philips Electronics North American Corporation, alleging infringement of seven U.S. patents. Based in part on the successful defense by Hughes against an earlier action brought by PMC on one of the subject patents, Hughes expects that strong defenses of invalidity and non-infringement exist, in addition to numerous other defenses including license, laches and estoppel, and patent misuse. Hughes answered the complaint on January 21, 2001 raising these defenses and related counterclaims and intends to vigorously defend the lawsuit and pursue counterclaims against Pegasus Development Corporation and PMC.

                                    *  *  *

   Following the discontinuation of DIRECTV Japan's operations in September 2000, Global Japan, Inc. ("Global") commenced an action in the New York Supreme Court on October 5, 2000 against Hughes, DIRECTV Japan Management Company, Inc., DIRECTV International, Inc., DIRECTV, Inc. and the Hughes-appointed directors of DIRECTV Japan for alleged breach of contract and fiduciary duty, fraudulent conveyance and tortious interference in connection with the termination of two direct broadcast satellite distribution agreements between Global and DIRECTV Japan. Global seeks, among other things, damages of approximately $100 million. Hughes contends that Global is entitled to $2 million as its sole and exclusive remedy under the termination provisions of the distribution agreements and intends to vigorously defend against the allegations raised.

                                    *  *  *

   Hughes Communications Galaxy, Inc. ("HCGI") filed a lawsuit on March 22, 1991 against the U.S. Government based upon the National Aeronautics and Space Administration's breach of contract to launch ten satellites on the Space Shuttle. The U.S. Court of Federal Claims granted HCGI's motion for summary judgment on the issue of liability on November 30, 1995. A trial was held on May 1, 1998 on the issue of damages. On June 30, 2000, a final judgment was entered in favor of HCGI in the amount of $103 million. On November 13, 2001, the U.S. Court of Appeals for the Federal Circuit affirmed the lower court decision. On December 26, 2001, Hughes filed a Combined Petition for Panel Rehearing and Rehearing en Banc, seeking to increase the award, which was denied in January 2002. Both parties have until April 25, 2002 to seek Supreme Court review. As a result of the uncertainty regarding the outcome of this matter, no amount has been recorded in the consolidated financial statements to reflect the award.

                                    *  *  *

   (b) Previously reported legal proceedings which have been terminated, either during the year ended December 31, 2001, or subsequent thereto, but before the filing of this report are summarized below:
   EchoStar and others commenced an action in the U.S. District Court in Colorado on February 1, 2000 against DIRECTV, Hughes Network Systems and Thomson Consumer Electronics, Inc. seeking, among other things, injunctive relief and unspecified damages, including treble damages, in connection with allegations that the defendants have entered into agreements with retailers and program providers and engaged in other conduct that violates the antitrust laws and constitutes unfair competition. Following the announcement of the proposed merger with EchoStar, this lawsuit was dismissed in its entirety with prejudice in early November 2001.

                                    *  *  *

   In October 2001, Hughes reached a settlement with Raytheon on a purchase price adjustment related to the 1997 spin-off of Hughes' defense electronics business and the subsequent merger of that business with Raytheon. Under the terms of the settlement, Hughes agreed to reimburse Raytheon $635.5 million of the original $9.5 billion purchase price. Hughes paid $500 million of the settlement amount in October 2001 and the remainder was paid subsequent to December 31, 2001. In the third quarter of 2001, Hughes recorded a decrease to "Capital stock and additional paid-in capital" of $574.2 million as a result of the settlement.

                                    *  *  *



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    March 13, 2002
        --------------
                                            By
                                            s/Peter R. Bible
                                            --------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)